Alamo Oil Limited

September 1, 2009

Mr. Ryan Hudson & Michael Carey
Trius Energy, L.L.C.
11615 Angus Rd, Suite 203
Austin, TX 78759

Re: Letter of Intent

Dear Trius,

This letter outlines certain basic, key business points of the proposed business transaction between the Seller of said property and Alamo Oil Limited (Purchaser), pursuant to which Seller will sell to Purchaser and Purchaser will purchase from Seller the property described herein.

Seller:	Trius Energy, L.L.C.
Purchaser:	Alamo Oil Limited
Properties:	Lozano Lease, Moody Ranch Lease, McKenzie State #1 well & Green Ranch Lease
Use:	To continue production of acquired assets on all (4) projects listed above. The Lozano, Moody Ranch and McKenzie Leases will each have a $30,000 per quarterly average guarantee of cash-flow from the seller to the buyer for a total of 12 months (4 quarters). The Green Ranch Lease will have only (1) difference from the terms listed above. The Green Ranch will have a $7,500 per quarterly average guarantee not a $30,000. In all (4) projects each period starts afresh. If well(s) go offline, Trius, has 15 business days to get them back online with no guarantee for that month but that months guaranteed amount will be added to the end of the 12 month guarantee.
Purchase price:	$300,000 for (75% WI) in the Lozano Lease by 9/6/2009, $ 300,000 for (80% WI) in the Moody Ranch Lease by 11/27/2009, $300,000 for (60% WI) in the Mckenzie State #1 well by 1/27/2010 & $250,000 for (100% WI) in the Green Ranch Lease by 3/27/2010
Option Stipulation:	Option and purchase period is predicated on a "First Right of Purchase" basis. Alamo will have the option to close on the afore mentioned properties either prior to the option expiring or prior to another buyer closing on any of the named properties currently under option. Alamo will agree that if they are not able to close on said properties prior to the option dates expiring or prior to another purchase of said properties that Alamo will immediately relinquish all rights of purchase.
Earnest Money:	Purchaser and Seller agree that no earnest monies are due on this sale
Feasibility Period:	Purchaser will have 15 days after the completion of due diligence visit to review data acquired and submit a formal, binding contract to proceed with purchase, 9/6/09.

Closing:	Closing shall be at such time as agreed to by the parties hereto, but in no event more than thirty (30) days after the contract is executed on the Lozano Lease, no more than (90) days after the contract on the Moody Ranch Lease, no more than (180) days after the contract is executed on the McKenzie State #1 well and no more than (270) days after the contract on the Green Ranch Lease. All, if any, liens will need to be paid off and removed, copies of the receipt(s) and new legal opinion are to be presented to the buyer within 15 business days or less from each projects closing date.
Utilities:	Seller to provide Purchaser with all information regarding existing utilities to the property.
Commission:	Purchaser and Seller agree that no commissions are due on this sale.
Contract:	Purchaser and Seller agree to use best efforts to negotiate a full contract containing all terms and conditions within fifteen (15) days from the date of the due diligence, 9/6/09. This contract shall govern the sale/purchase described herein and as such must be acceptable to all parties. During the period through 9/6, Seller agrees not to negotiate with other parties on this prospect or the following (A-E):

A) **Marcee Well No. 1**
B) **Hughes Lease**
C) **Green Ranch**
D) **Mckenzie State #1**
E) **Moody Ranch**

Sincerely,

By: ______________________

Alamo Oil Limited

The above terms are acceptable to the undersigned:

By: ______________________

Trius Energy, Managing Venturer